Exhibit 99.1

red violet Announces First Quarter 2019 Financial Results

Revenue Increases 72% to $5.7 Million Driving Significant Progress Toward Profitability

BOCA RATON, Fla. – May 7, 2019 – Red Violet, Inc. (NASDAQ: RDVT), a leading analytics and information solutions provider, today announced financial results for the quarter ended March 31, 2019 and posted a letter to shareholders on the investor relations section of the Company’s website at http://redviolet.com/shareholderletter.

“We started the year off strong and are extremely pleased with our results for the first quarter.  With another quarter of sequential record revenue and a significantly improved bottom line, we fully expect 2019 to be a breakout year for red violet,” stated Derek Dubner, red violet’s CEO. “Our team continues to enhance the functionality and performance of our solutions and, as a result, we are winning head-to-head challenges against the competition and driving new use cases for our customers.  We added over 390 new idiCORE™ customers in the first quarter and continue to see strong growth in revenue from existing customers.”

First Quarter Financial Results

For the three months ended March 31, 2019, as compared to the three months ended March 31, 2018:

•	Total revenue increased 72% to $5.7 million.
•	Net loss improved by $0.7 million to $1.4 million.
•	Loss per share improved by $0.07 to $0.13.
•	Adjusted gross profit increased 134% to $3.1 million.
•	Adjusted gross margin increased to 53% from 39%.
•	Adjusted EBITDA improved by $1.0 million to negative $0.4 million.

First Quarter and Recent Business Highlights

•	Customer adoption of idiCORE has been strong with over 1,000 new customers added in the past year.
•	Recurring revenue continues to expand with 67% of monthly revenue attributable to customer contracts versus transactional usage. Contracts are generally annual contracts or longer, with auto renewal.
•	FOREWARN®, our subscription app-based solution for the real estate industry, powered by CORE™, continues to scale with over 13,000 users added in the past year.

Use of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted gross profit and adjusted gross margin. Adjusted EBITDA is a financial measure equal to net loss, the most directly comparable financial measure based on US GAAP, excluding interest income, net, depreciation and amortization, share-based compensation expense, litigation costs, insurance proceeds in relation to settled litigation, transition service income, and write-off of long-lived assets and others, as noted in the tables below. We define adjusted gross profit as revenue less cost of revenue (exclusive of depreciation and amortization), and adjusted gross margin as adjusted gross profit as a percentage of revenue.

About red violet®

At red violet, we believe that time is your most valuable asset. Through powerful analytics, we transform data into intelligence, in a fast and efficient manner, so that our clients can spend their time on what matters most - running their organizations with confidence. Through leading-edge, proprietary technology and a massive data repository, our analytics and information solutions harness the power of data fusion, uncovering the relevance of disparate data points and converting them into comprehensive and insightful views of people, businesses, assets and their interrelationships. We empower clients across markets and industries to better execute all aspects of their business, from managing risk, recovering debt, identifying fraud and abuse, and ensuring legislative compliance, to identifying and acquiring customers. At red violet, we are dedicated to making the world a safer place and reducing the cost of doing business. For more information, please visit www.redviolet.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipate," "believes," "should," "intends," "estimates," and other words of similar meaning. Such forward looking statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations, including whether we expect 2019 to be a breakout year for red violet.  Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading "Forward-Looking Statements" and "Risk Factors" in red violet's Form 10-K for the year ended December 31, 2018 filed on March 7, 2019, as may be supplemented or amended by the Company's other SEC filings. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

RED VIOLET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

(unaudited)

	March 31, 2019	December 31, 2018
ASSETS:
Current assets:
Cash and cash equivalents	$7,319	$9,950
Accounts receivable, net of allowance for doubtful accounts of $25 and $77 as of March 31, 2019 and December 31, 2018, respectively	2,788	2,265
Prepaid expenses and other current assets	1,293	934
Total current assets	11,400	13,149
Property and equipment, net	773	852
Intangible assets, net	20,997	19,971
Goodwill	5,227	5,227
Right-of-use assets	2,939	-
Other noncurrent assets	543	628
Total assets	$41,879	$39,827
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$2,149	$2,246
Accrued expenses and other current liabilities	1,075	1,277
Current portion of operating lease liabilities	449	-
Deferred revenue	49	26
Total current liabilities	3,722	3,549
Noncurrent operating lease liabilities	2,833	-
Total liabilities	6,555	3,549
Shareholders' equity:
Preferred stock—$0.001 par value, 10,000,000 shares authorized, and 0 shares issued and outstanding, as of March 31, 2019 and December 31, 2018	-	-
Common stock—$0.001 par value, 200,000,000 shares authorized, 10,286,613 and 10,266,613 shares issued and outstanding, as of March 31, 2019 and December 31, 2018	10	10
Additional paid-in capital	41,476	41,052
Accumulated deficit	(6,162)	(4,784)
Total shareholders' equity	35,324	36,278
Total liabilities and shareholders' equity	$41,879	$39,827

RED VIOLET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share data)

(unaudited)

	Three Months Ended March 31,
	2019	2018
Revenue	$5,734	$3,325
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization)	2,669	2,017
Sales and marketing expenses	1,500	1,089
General and administrative expenses	2,365	1,852
Depreciation and amortization	618	451
Total costs and expenses	7,152	5,409
Loss from operations	(1,418)	(2,084)
Interest income, net	40	-
Loss before income taxes	(1,378)	(2,084)
Income taxes	-	-
Net loss	$(1,378)	$(2,084)
Loss per share:
Basic and diluted	$(0.13)	$(0.20)
Weighted average number of shares outstanding:
Basic and diluted	10,267,680	10,266,613

RED VIOLET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(unaudited)

	Three Months Ended March 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,378)	$(2,084)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	618	451
Share-based compensation expense	274	165
Write-off of long-lived assets	30	55
Provision for (recovery of) bad debts	154	(56)
Allocation of expenses from Fluent, Inc.	-	325
Noncash lease expenses	103	-
Changes in assets and liabilities:
Accounts receivable	(677)	(326)
Prepaid expenses and other current assets	(359)	(237)
Other noncurrent assets	85	(2)
Accounts payable	(97)	(123)
Accrued expenses and other current liabilities	143	(981)
Deferred revenue	23	(12)
Operating lease liabilities	(105)	-
Net cash used in operating activities	(1,186)	(2,825)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(15)	(16)
Capitalized costs included in intangible assets	(1,430)	(1,370)
Net cash used in investing activities	(1,445)	(1,386)
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributed by Fluent, Inc.	-	23,939
Net cash provided by financing activities	-	23,939
Net (decrease) increase in cash and cash equivalents	$(2,631)	$19,728
Cash and cash equivalents at beginning of period	9,950	65
Cash and cash equivalents at end of period	$7,319	$19,793
SUPPLEMENTAL DISCLOSURE INFORMATION
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-
Share-based compensation capitalized in intangible assets	$150	$181
Right-of-use assets obtained in exchange of operating lease liabilities	$3,042	$-
Operating lease liabilities arising from obtaining right-of-use assets	$3,387	$-

Use and Reconciliation of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted gross profit and adjusted gross margin. Adjusted EBITDA is a financial measure equal to net loss, the most directly comparable financial measure based on US GAAP, excluding interest income, net, depreciation and amortization, share-based compensation expense, litigation costs and write-off of long-lived assets, as noted in the tables below. We define adjusted gross profit as revenue less cost of revenue (exclusive of depreciation and amortization), and adjusted gross margin as adjusted gross profit as a percentage of revenue.

	Three Months Ended March 31,
(In thousands)	2019	2018
Net loss	$(1,378)	$(2,084)
Interest income, net	(40)	-
Depreciation and amortization	618	451
Share-based compensation expense	274	165
Litigation costs	94	-
Write-off of long-lived assets	30	55
Adjusted EBITDA	$(402)	$(1,413)

	Three Months Ended March 31,
(In thousands)	2019	2018
Revenue	$5,734	$3,325
Cost of revenue (exclusive of depreciation and amortization)	2,669	2,017
Adjusted gross profit	$3,065	$1,308
Adjusted gross margin	53%	39%

We present adjusted EBITDA, adjusted gross profit and adjusted gross margin as supplemental measures of our operating performance because we believe they provide useful information to our investors as they eliminate the impact of certain items that we do not consider indicative of our cash operations and ongoing operating performance. In addition, we use them as an integral part of our internal reporting to measure the performance of our business, evaluate the performance of our senior management and measure the operating strength of our business.

Adjusted EBITDA, adjusted gross profit and adjusted gross margin are measures frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies similar to ours and are indicators of the operational strength of our business. Adjusted EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation and amortization, share-based compensation expense and the impact of other items. Adjusted gross profit and adjusted gross margin are calculated by using cost of revenue (exclusive of depreciation and amortization).

Adjusted EBITDA, adjusted gross profit and adjusted gross margin are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either loss before income taxes or net loss as indicators of operating performance or to cash flows from operating activities as a measure of liquidity. The way we measure adjusted EBITDA, adjusted gross profit and adjusted gross margin may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

SUPPLEMENTAL METRICS

The following metrics are intended as a supplement to the financial statements found in this release and other information furnished or filed with the SEC. These supplemental metrics are not necessarily derived from any underlying financial statement amounts.  We believe these supplemental metrics help investors understand trends within our business and evaluate the performance of such trends quickly and effectively. In the event of discrepancies between amounts in these tables and the Company's historical disclosures or financial statements, readers should rely on the Company's filings with the SEC and financial statements in the Company's most recent earnings release.

We intend to periodically review and refine the definition, methodology and appropriateness of each of these supplemental metrics. As a result, metrics are subject to removal and/or changes, and such changes could be material.

	(Unaudited)
(Dollars in thousands)	Q1'18	Q2'18	Q3'18	Q4'18	Q1'19
Customer metrics
idiCORE - billable customers(1)	2,941	3,302	3,438	3,627	4,020
FOREWARN - users(2)	2,427	5,095	7,872	11,397	15,444
Revenue metrics
Contractual revenue %(3)	44%	52%	64%	66%	67%
Net revenue attrition %(4)	10%	10%	6%	5%	5%
Revenue from new customers(5)	$756	$802	$842	$1,096	$1,285
Base revenue from existing customers(6)	$1,952	$2,472	$2,934	$3,127	$3,593
Growth revenue from existing customers(7)	$617	$635	$584	$485	$856
Other metrics
Employees - sales and marketing	35	33	37	46	47
Employees - support	7	7	5	6	6
Employees - infrastructure	11	11	9	11	12
Employees - engineering	18	20	22	21	20
Employees - administration	13	14	14	14	14

(1)

We define a billable customer of idiCORE as a single entity that generated revenue in the last month of the period.  Billable customers are typically corporate organizations. In most cases, corporate organizations will have multiple users and/or departments purchasing our solutions, however, we count the entire organization as a discrete customer.

(2)	We define a user of FOREWARN as a unique individual that has an active user account and is able to log into FOREWARN.
(3)

Contractual revenue % represents revenue generated from customers pursuant to pricing contracts containing a monthly fee and any additional overage divided by total revenue. Pricing contracts are generally annual contracts or longer, with auto renewal.

(4)

Net revenue attrition is defined as the revenue lost as a result of customer attrition, net of reinstated customer revenue, excluding FOREWARN revenue. Revenue is measured once a customer has generated revenue for six consecutive months. Revenue is considered lost when all revenue from a customer ceases for three consecutive months; revenue generated by a customer after the three-month loss period is defined as reinstated revenue. Net revenue attrition percentage is calculated on a trailing twelve-month basis, the numerator of which is the revenue lost during the period due to attrition, net of reinstated revenue, and the denominator of which is total revenue based on an average of total revenue at the beginning of each month during the period.

(5)

Revenue from new customers represents the total monthly revenue generated from new customers in a given period. A customer is defined as a new customer during the first six months of revenue generation.

(6)

Base revenue from existing customers represents the total monthly revenue generated from existing customers in a given period that does not exceed the customers' trailing six-month average revenue. A customer is defined as an existing customer six months after their initial month of revenue.

(7)	Growth revenue from existing customers represents the total monthly revenue generated from existing customers in a given period in excess of the customers' trailing six-month average revenue.

Investor Relations Contact:
Camilo Ramirez
Red Violet, Inc.
561-757-4500
ir@redviolet.com